                                                                    EXHIBIT 99.1

For Immediate Release
---------------------

             USWeb/CKS Reports Record Fourth Quarter 1999 Revenues
 124% increase over previous year; performance demonstrates strong integration and market leadership

SAN FRANCISCO --January 25, 2000-- USWeb/CKS (Nasdaq: USWB), the leader in Internet professional services, today reported that its financial results for the fourth quarter of 1999 included record-high quarterly revenues and strong organic growth.

     Revenues for the fourth quarter of 1999 were $187 million. Compared to the prior year, fourth quarter revenues increased 157%, from $73 million. Net income before non-cash charges and after applying an assumed 38% effective tax rate was $17 million or $0.16 per diluted share. Also excluded from these results is a $25 million gain the company realized on the sale of marketable equity securities during the quarter. In the fourth quarter of 1998, net income before non-cash charges and after applying an assumed 38% effective tax rate was $5 million or $0.07 per diluted share. Including non-cash charges and the gain on the sale of securities, the company reported a net loss in the fourth quarter of 1999 of $57 million or $0.62 per share, compared to a net loss in the fourth quarter of 1998 of $84 million or $1.26 per share.

     Revenues for 1999 were $511 million, an increase of 124% over revenues of $229 million for the previous year. Net income for the year, excluding non-cash charges and the gain on the sale of securities, and after applying an assumed 38% effective tax rate was $47 million or $0.52 per diluted share, compared to $13 million or $0.18 per diluted share in 1998, representing a 259% increase. Including non-cash charges and the gain on the sale of securities, the company reported a net loss for the year of $175 million or $2.18 per share, compared with a net loss of $188 million or $3.07 per share in 1998.

     Non-cash charges include a provision for contract loss (which represents the value of warrants granted in a strategic relationship), stock compensation, acquired in-process technology, impairment of goodwill, amortization of intangible assets, and depreciation and amortization.

     "Our strong performance this quarter continues to demonstrate successful integration and the growing market demand for our multi-disciplinary approach," said Robert Shaw, CEO of USWeb/CKS. "Important clients, top-rate talent, and market-leading business partners are helping USWeb/CKS drive the new economy."

     "The momentum we create in the market stems from our ability to deliver breakthrough results that quickly provide value to a business. It's the standard we set called Time-to-Value,"
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USWeb/CKS Reports Record Q4 Revenues                                    2-2-2-2

continued Shaw. "Our unique insight, experience and scale allows us to execute rapidly and effect change in the industry."

     During the fourth quarter of 1999, USWeb/CKS announced its agreement to merge with Whittman-Hart, Inc., a leading provider of enterprise-wide e-Business solutions for fast-growing and middle-market companies. The merger is expected to close during the first quarter of 2000, subject to regulatory clearance. Commenting on the pending merger, Shaw added, "USWeb pioneered the Internet professional services market in 1996, and we redefined the market when USWeb merged with CKS in 1998. We set a new standard by adding the world-class strategy expertise of the Mitchell Madison Group in 1999, and we are now redefining the market again as a result of the pending merger with Whittman-Hart. We are assembling the talent and expertise to help invent the future for
 .coms and reinvent the future for Brick-and-Mortar companies and big brands-- transforming their business from the supplier to the consumer."

     "USWeb/CKS has been a valuable ally in translating our unique brand proposition into a highly successful e-commerce presence," said Bill Miller, EVP of marketing at FAO Schwarz, commenting on the pending merger. "But business-to-consumer is only half the battle. Our goal is to create a seamless value chain that links us to business partners as well as customers. That's what it takes to succeed on the digital playing field, and that's the kind of solution we'll be asking for. We're very pleased that USWeb/CKS and Whittman-Hart are bringing the two halves of the digital equation together."

Momentum Milestones

     The company continues to reach significant milestones while maintaining a high level of momentum.

     . Client commitment: The size and scope of our client work continues to grow. Top client annualized average revenue for the quarter was:

           .  Top 10 clients was $15.0 million
           .  Top 30 clients was $9.1 million

     . Major wins: The Company continues to win industry-leading engagements that utilize its multidisciplinary expertise. Significant wins this quarter include JCPenney, Inc., who selected USWeb/CKS to help build their online presence; FedEx selected USWeb/CKS to help develop their customer relationship management solution; ServiceMaster, the parent company of Terminix, TruGreen-Chemlawn and Merry Maids chose USWeb/CKS to build their Internet Service Portal at www.WeServeHomes.com; and Sharper Image brought in USWeb/CKS to help make-over its online offering. Also in the fourth quarter, Trodat GmbH of Austria selected USWeb/CKS to build a complex business-to-business supply chain management infrastructure to help Trodat more accurately collaborate with its suppliers and distributors. In addition, USWeb/CKS developed new brand and
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USWeb/CKS Reports Record Q4 Revenues                                    3-3-3-3

        creative work for companies ranging from FAO Schwarz's fao.com to the new look of AltaVista.

     . Delivering Time-to-Value: Continued client successes demonstrate high demand for the company's Time-to-Value concept. USWeb/CKS delivered timely results for a wide variety of clients, including Britanica.com, where USWeb/CKS delivered a rapid, significant increase in scalability, and the launches of Harley-Davidson's Roadstore, Walgreen's Online Pharmacy and Williams-Sonoma's e-commerce site in time for the holiday season.

     . Strategic alliances: USWeb/CKS established a new market-defining strategic alliance with 3Com. The two companies formed a strategic global alliance to develop, market and deliver wireless applications for the mobile workplace and converged voice, video and data solutions. Under the alliance, 3Com will expend up to $100 million in a combination of funded development and the purchase of $40 million of USWeb/CKS stock from a third party. The first e-business solution to be developed under the alliance is expected to be delivered in the second half of 2000.

     . Industry rankings and recognition: USWeb/CKS earned major industry awards and top rankings from numerous sources during the fourth quarter for both its creative work and leadership in the Internet professional services market. Among the most prestigious honors, USWeb/CKS was named to Fortune's e-50 Index, a new guide for tracking the Internet economy. The index comprises 50 leading e-companies and was created by Fortune magazine to serve as a "modern day antidote to the Dow Jones industrial average." USWeb/CKS was also one of four companies from the e-50 named to Fortune's "Power List" and was profiled by senior writer Eric Nee as a company maintaining its position as the No. 1 Web consultant by using its diversified services to help companies move onto the Internet. Other industry recognition includes:

           . Smart Reseller's Smart 50: USWeb/CKS was ranked No. 3 on Smart Reseller's Smart 50 list. The list profiles 50 of the most successful and dynamic businesses in the IT services industry.

           . Advertising Age i.20: Robert Shaw was one of 20 interactive executives named to Advertising Age's i.20. Formerly called "Digital Media Masters," the i.20 recognizes leading individuals who "are at the center of the e-revolution."

           . Deloitte & Touche's Fast 500: The "Fast 500" is a ranking of the 500 fastest growing U.S. technology companies.

           . London International Advertising Awards (LIAA): USWeb/CKS won the LIAA Computer Software category award in product design for software packaging for Apple Computer, Inc.

           . WebAwards: USWeb/CKS won six Web Marketing Association WebAwards, including Outstanding Web Site awards for the Ultimate Band Listing (UBL) and Rankit.com; and Standard of Excellence awards for Workforce Magazine and Saturday Night Live, The Probe.

           . Belgian Business ICT Award: USWeb/CKS received the Belgian Business ICT Award in the Internet/Intranet development category for its Web-based business-to-business solution called "Catalogix," which reinvents order processing
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USWeb/CKS Reports Record Q4 Revenues                                    4-4-4-4

              procedures for Haseldonckx, Belgium's representative of Arjo Wiggins, the leading paper retailer in Europe.

           . Communications Arts/Design Annual Award: USWeb/CKS won the Communications Arts/Design Annual Award for Audio Visual/Packaging for Apple Computer, Inc. The company was honored for its creative packaging work for such products as the MacOSX Server, Apple Network Assistant, AppleShare and AppleWorks. A two-page spread highlights USWeb/CKS' work in the recently published Communication Arts/Design Annual 40. Communications Arts is considered a premier international publication on design and marketing communications.

About USWeb/CKS

     USWeb/CKS (Nasdaq: USWB) seeks to transform businesses in the digital economy and create sustainable market leadership for its clients. As the leading Internet professional services firm, USWeb/CKS has created a new standard for success in the digital economy - Time-to-Value. Time-to-Value means USWeb/CKS applies its extensive insight, experience and scale to deliver breakthrough results quickly. The Company is headquartered in San Francisco, California, with more than 4,000 professionals in 13 countries around the world. USWeb/CKS recently announced its intention to merge with Whittman-Hart, Inc. Additional information about USWeb/CKS is available by calling 415/284-7070 or go to www.uswebcks.com.

     This press release contains ''forward-looking statements'' (as defined under U.S. securities law) regarding potential opportunities for USWeb/CKS to continue and build leadership in its markets and to attract and retain talented employees. USWeb/CKS' actual future results, including those in achieving its leadership, hiring, retention, timing, market share and financial goals, may differ materially and adversely from those discussed in this press release. Factors that may cause such differences include the rate of adoption of Internet technology by large organizations and the level of investment these organizations make in Internet-related professional services, the Company's ability to differentiate itself from competitors and win new clients, the risks associated with implementation of the Company's products and service offerings, technical challenges, the Company's ability to attract, retain and motivate talented employees, timing in delivering completed projects, costs associated with formation of Internet data centers, risks relating to the integration of acquired entities and the pending merger with Whittman-Hart, Inc., including difficulties in integration or loss of customers or employees, and diversion of management and employee time and attention from other aspects of the Company's business. Current revenue growth patterns are not necessarily indicative of future performance.

     Regarding the planned merger of USWeb/CKS and Whittman-Hart: The merger is subject to stockholder approval and other customary closing conditions. There can be no assurance that the merger will be completed on the intended schedule, or at all, or that the combined entities will be able to realize the intended benefits. For additional information about factors that could affect the businesses of
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USWeb/CKS Reports Record Q4 Revenues                                    5-5-5-5

USWeb/CKS and Whittman-Hart, see the documents filed by the companies with the United States Securities and Exchange Commission.

                              ###

Contact: Geoff Kerr, USWeb/CKS, 415/369-6723 or gkerr@uswebcks.com

                                   USWEB/CKS
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)


                                              December 31,          December 31,
                                                  1999                  1998
                                              ------------          ------------
                       ASSETS

Current assets:
       Cash and cash equivalents               $  171,067             $  64,956
       Short-term investments                      44,591                36,230
       Accounts receivable, net                   224,542                89,038
       Other current assets                        21,736                 9,946
       Deferred tax assets                            993                   637
                                              ------------          ------------
              Total current assets                462,929               200,807
Property and equipment, net                        52,544                18,880
Marketable equity securities                       48,958                     -
Intangible assets, net                            340,621               168,335
Deferred income taxes and other assets             21,339                15,152
                                              ------------          ------------
                                               $  926,391             $ 403,174
                                              ============          ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable                        $   46,673             $  38,251
       Accrued expenses                            75,194                52,908
       Deferred revenue                            61,395                 4,210
       Income taxes payable                         5,975                 3,111
       Borrowings and lease obligations,
        current                                    16,953                 3,445
                                              ------------          ------------
              Total current liabilities           206,190               101,925
Lease obligations, long-term portion                2,873                 1,377
                                              ------------          ------------
                                                  209,063               103,302
                                              ------------          ------------

Stockholders' equity:
       Common Stock                                    89                    66
       Additional paid-in-capital               1,092,810               546,976
       Accumulated deficit                       (422,193)             (247,170)
       Other comprehensive income                  46,622                     -
                                              ------------          ------------
              Total stockholders' equity          717,328               299,872
                                              ------------          ------------
                                               $  926,391             $ 403,174
                                              ============          ============

                                   USWEB/CKS
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands, except per share amounts)


                                                     Three Months Ended December 31,             Twelve Months Ended December 31,
                                                     -------------------------------             --------------------------------
                                                          1999              1998                      1999              1998
                                                     --------------   --------------             ---------------   --------------
Historical Data:

Revenues                                             $      186,936   $       72,648             $       510,948   $      228,600
                                                     --------------   --------------             ---------------   --------------
Cost of revenues:
  Services                                                  111,250           44,387                     305,846          141,119
  Depreciation and amortization                               2,580            1,511                       7,541            5,132
  Provision for loss on contract                              2,943            7,900                       7,014            9,994
  Stock compensation                                         26,437            3,622                      40,371           13,037
                                                     --------------   --------------             ---------------   --------------
     Total cost of revenues                                 143,210           57,420                     360,772          169,282
                                                     --------------   --------------             ---------------   --------------
Gross profit                                                 43,726           15,228                     150,176           59,318
                                                     --------------   --------------             ---------------   --------------

Operating expenses:
  Marketing, sales and support                               17,801            8,060                      47,185           27,384
  General and administrative                                 31,925           13,044                      85,652           43,254
  Depreciation and amortization                               1,999              528                       4,778            1,817
  Acquired in-process technology                                  -                -                       2,212           25,508
  Stock compensation                                         23,996            7,798                      51,979           31,760
  Amortization of intangible assets                          47,921           28,762                     151,714           74,538
  Merger and integration costs                                    -           28,822                       5,316           28,822
  Impairment of Goodwill                                          -           11,079                           -           11,079
                                                     --------------   --------------             ---------------   --------------
     Total operating expenses                               123,642           98,093                     348,836          244,162
                                                     --------------   --------------             ---------------   --------------
Loss from operations                                        (79,916)         (82,865)                   (198,660)        (184,844)

Other income, net                                            25,616            1,245                      28,348            4,302

Loss before income taxes                                    (54,300)         (81,620)                   (170,312)        (180,542)

Provision for income taxes                                    2,466            2,529                       4,711            7,739
                                                     --------------   --------------             ---------------   --------------
     Net loss                                        $      (56,766)  $      (84,149)            $      (175,023)  $     (188,281)
                                                     ==============   ==============             ===============   ==============

Net loss per share:

  Basic and diluted                                  $        (0.62)  $        (1.26)            $         (2.18)  $        (3.07)
                                                     ==============   ==============             ===============   ==============
  Weighted average shares outstanding                        91,472           66,792                      80,286           61,329
                                                     ==============   ==============             ===============   ==============

Supplemental Data:

Gross profit as reported                             $       43,726   $       15,228             $       150,176   $       59,318
Non-cash and merger related charges (1)                      31,960           13,033                      54,926           28,163
                                                     --------------   --------------             ---------------   --------------
Supplemental gross profit                            $       75,686   $       28,261             $       205,102   $       87,481
                                                     ==============   ==============             ===============   ==============

Net loss before income taxes as reported             $      (54,300)  $      (81,620)            $      (170,312)  $     (180,542)
Non-cash and merger related charges (1)                     105,876           90,022                     270,925          201,687
Gain on sale of marketable equity securities (2)            (24,705)               -                     (24,705)               -
Provision for income taxes (3)                              (10,211)          (3,193)                    (28,845)          (8,035)
                                                     --------------   --------------             ---------------   --------------
Supplemental net income                              $       16,660   $        5,209             $        47,063   $       13,110
                                                     ==============   ==============             ===============   ==============

Supplemental net income per share:

  Basic supplemental net income per share            $         0.18   $         0.08             $          0.59   $         0.21
                                                     ==============   ==============             ===============   ==============
  Basic supplemental weighted average
  shares outstanding                                         91,472           66,792                      80,286           61,329
                                                     ==============   ==============             ===============   ==============
  Diluted supplemental net income per share          $         0.16   $         0.07             $          0.52   $         0.18
                                                     ==============   ==============             ===============   ==============
  Diluted supplemental weighted average
  shares outstanding (4)                                    104,584           77,675                      91,274           72,483
                                                     ==============   ==============             ===============   ==============

(1) Non-cash and merger related charges include provision for loss on contract, which represents the value of certain warrants granted in a strategic relationship, merger and integration costs, stock compensation, acquired in-process technology, impairment of Goodwill, amortization of intangible assets and depreciation and amortization.
(2) During the fourth quarter of 1999, the Company realized a gain on the sale of marketable equity securities. This gain is included in the "Other income, net" line item of historical data.
(3) Supplemental net income and supplemental net income per share data includes a tax provision at an assumed effective rate of 38% for all periods presented.
(4) The computation of diluted supplemental net income per share includes the dilutive effect of potential common stock, primarily employee stock options and warrants.